Exhibit 99.2

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following sets forth summary unaudited pro forma condensed consolidated financial information for Calumet, Inc. (the “Company” or “our”) after giving effect to the previously announced and completed transactions contemplated by the Conversion Agreement, dated as of February 9, 2024, by and among the Company, Calumet Specialty Products Partners, L.P. (the “Partnership”), Calumet GP, LLC, Calumet Merger Sub I LLC, Calumet Merger Sub II LLC and the other parties thereto, as amended by the First Amendment to the Conversion Agreement, dated April 17, 2024 (such transactions, the “Conversion”). The Conversion was completed on July 10, 2024.

The summary unaudited pro forma condensed consolidated financial information as of and for the six months ended June 30, 2024 and for the year ended December 31, 2023 set forth below is derived from the Partnership’s consolidated financial statements and is qualified in its entirety by, and should be read in conjunction with, the Partnership’s consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

As the Company’s only assets following the Conversion are its ownership interests in the Partnership and the General Partner, the historical financial statements and results of operations of the Company following the Conversion are the historical financial statements and results of operations of the Partnership, our predecessor, with respect to all periods prior to the Conversion.

Balance Sheet. Had the Conversion occurred as of June 30, 2024, the pro forma balance sheet would have reflected pro forma adjustments as follows:

•	an increase in the Partnership’s current liabilities of $3.0 million to $5.0 million as a result of estimated professional fees to be incurred in connection with the Conversion;

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an increase in our deferred tax asset of $159.0 million. However, due to our recent cumulative losses and current realization assessment, we would have recorded a full valuation allowance to fully offset such deferred tax asset and therefore would have no pro forma balance sheet impact related to our conversion to a taxable entity from a pass-through entity; and

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partners’ equity (deficit) would be eliminated and replaced with the common stock, paid in capital and retained earnings (deficit). There would be an increase in the Partnership’s retained deficit of $3.0 million to $5.0 million representing the effect on partners’ deficit of the above noted adjustments.

Statement of Operations. Had the Conversion occurred on January 1, 2023, the pro forma statement of operations for the year ended December 31, 2023 and the six months ended June 30, 2024 would have reflected pro forma adjustments as follows:

•	any costs associated with the Conversion are direct costs and non-recurring by nature. As such, there would be no related pro forma adjustment to the Partnership’s statement of operations;

•	pro forma adjustment for income taxes upon becoming a taxable entity; and

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income per unit would be eliminated and replaced with income per share (basic and diluted). For the year ended December 31, 2023, this amount would have been $0.55 per unit which is calculated based on a net income of $47.1 million and assuming 85,575,530 (basic and diluted) outstanding shares of common stock to be issued in connection with the Conversion. For the six months ended June 30, 2024, this amount would have been $(0.94) per unit which is calculated based on a net loss of $80.7 million and assuming 85,953,995 (basic and diluted) outstanding shares of common stock to be issued in connection with the Conversion.